FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS RESULTS
FOR THE YEAR AND FOURTH QUARTER ENDED DECEMBER 31, 2009

COLUMBUS, Ohio – April 8, 2010 – Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the year and fourth quarter ended December 31, 2009.

Net income for the year ended December 31, 2009 was $1,018,000, or $.15 per basic and diluted share, compared with $5,643,000, or $.84 per basic and $.81 per diluted share, for the year ended December 31, 2008. Total net sales for 2009 were $83,339,000 compared with $116,655,000 for 2008.

Product sales for 2009 decreased 31% to $76,167,000 from $110,539,000 for 2008. The decrease in product sales was primarily due to the weakness in the North American medium and heavy duty truck market, caused by overall economic conditions. Negatively impacting the year’s results were approximately $2,000,000 of transition and start up expenses associated with the Company’s new production facility in Mexico. Tooling sales totaled $7,172,000 for 2009 versus $6,116,000 for 2008. Revenue from tooling is sporadic in nature and does not represent a recurring trend.

Total net sales for the fourth quarter were $23,229,000, compared with $27,600,000 in the same quarter of 2008. Product sales totaled $21,892,000 decreasing 15% from $25,663,000 for the fourth quarter 2008.

Net income for the quarter ended December 31, 2009 was $1,718,000, or $.25 per basic and diluted share, compared with $1,375,000, or $.20 per basic and diluted share, in the fourth quarter of 2008.

“Looking back over 2009 we are pleased with our ability to respond to the significant decreases in volume resulting from the economic downturn, and our success in bringing our new Matamoros, Mexico facility on line,” said Kevin L. Barnett, President and Chief Executive Officer. “Our focus on operating efficiencies and fixed cost reductions resulted in another profitable year even in light of one of the most challenging economic times in recent memory and while absorbing over $2,000,000 of transition expenses. We also continued to focus on improving our products, meeting our customers’ delivery schedules and furthering new business opportunities,” continued Barnett.

“Looking forward, 2010 will continue to be challenging considering the state of the overall economy as well as the uncertainty of the truck industry outlook. Industry analysts are forecasting improvements in truck production, which we expect to create some improvement in our revenues over the year. However, it is difficult to predict the level of the increases. We also expect to incur up to $2,000,000 of transition and start up expenses and up to $2,000,000 of incremental capital costs in 2010 related to the previously announced transfer of certain business from our Columbus facility to our new facility in Mexico,” said Barnett.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic conditions in the countries in which Core Molding Technologies operates; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; risks related to the transfer of production from Core Molding Technologies Columbus, Ohio facility to its Matamoros production facility; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2008 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/09	12/31/08	12/31/09	12/31/08
	(Unaudited)	(Unaudited)
Product Sales	$21,892	$25,663	$76,167	$110,539
Tooling Sales	1,337	1,937	7,172	6,116

Net Sales	23,229	27,600	83,339	116,655
Cost of Sales	18,345	22,366	71,913	95,446

Gross Margin	4,884	5,234	11,426	21,209
Selling, General and Admin. Expense	2,053	3,026	8,940	12,020

Operating Income	2,831	2,208	2,486	9,189
Interest Expense	294	148	951	689

Income before Taxes	2,537	2,060	1,535	8,500
Income Tax Expense (Benefit)	819	685	517	2,857

Net Income	$1,718	$1,375	$1,018	$5,643

Net Income per Common Share
Basic	$0.25	$0.20	$.15	$.84

Diluted	$0.25	$0.20	$.15	$.81

Weighted Average Shares Outstanding:
Basic	6,798	6,749	6,772	6,742

Diluted	6,843	6,764	6,825	6,992

Condensed Balance Sheet
(in thousands)

	As of	As of
	12/31/09	12/31/08
Assets

Cash	$4,142	$—
Accounts Receivable	11,936	15,435
Inventories	7,013	9,732
Other Current Assets	3,431	3,330
Property, Plant & Equipment – net	44,943	38,815
Deferred Tax Asset – net	5,536	5,319
Other Assets	1,140	1,200

Total Assets	$78,141	$73,831

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$3,675	$2,906
Note Payable – Bank Line-of-Credit	—	1,194
Accounts Payable	4,805	6,866
Compensation and Related Benefits	2,401	4,716
Accrued Liabilities and Other	1,387	1,665
Long-term Debt and Interest rate SWAPS	17,932	11,631
Post Retirement Benefits Liability	18,744	15,878
Stockholders’ Equity	29,197	28,975

Total Liabilities and Stockholders’ Equity	$78,141	$73,831